                                  EXHIBIT 10.1
                                       TO
                                   FORM 8-K OF
                              MEDAPHIS CORPORATION

                                                            December 15, 1997




Medaphis Corporation
2700 Cumberland Parkway
Suite 300
Atlanta, GA  30339

Attention:        Mr. David McDowell
                  Chairman and Chief Executive Officer

Gentlemen:

         I am pleased to advise you that DLJ Bridge Finance, Inc., a Delaware corporation ("DLJ Bridge") hereby commits (the "Commitment") that it or one of its affiliates will purchase up to $210.0 million in aggregate principal amount of senior secured increasing rate notes (the "Bridge Notes") of Medaphis Corporation, a Delaware corporation ("Medaphis" or the "Company"), the proceeds of which will be used to: (i) refinance (the "Refinancing") an existing bank facility (the "Existing Bank Facility") and, at the Company's option, under certain synthetic and equipment leases with the lenders in the existing bank group (the "Synthetic Leases"), and (ii) to provide liquidity for near term working capital and other general corporate needs of the Company.

         The Company agrees to pay DLJ Bridge a non-refundable commitment fee (the "Commitment Fee") in an amount equal to two percent (2.00%) of the principal amount of the Bridge Notes subject to this Commitment. The Company also agrees to pay DLJ Bridge a takedown fee (the "Takedown Fee") with respect to each takedown of the Bridge Notes, in an amount equal to two percent (2.00%) of the principal amount of the Bridge Notes included in such takedown payable on the date of each such takedown.

         The Commitment Fee set forth above will be earned upon acceptance of the Commitment and will be payable at the earlier of (i) the Issuance Date (as defined below), or (ii) December 31, 1997; provided that such fee shall not be payable if DLJ Bridge declines to make the initial funding of the Bridge Notes by reason of a failure of a condition precedent to be satisfied notwithstanding the Company having used its best efforts to cause such condition to be satisfied. The Takedown Fee set forth above will be earned and payable with respect to each takedown of Bridge Notes, without duplication, upon the issuance of the Bridge Notes included in such takedown.

         You understand that our obligation to make any monies available to the Company is subject expressly to the execution and delivery of definitive documentation, including without limitation a definitive securities purchase agreement (the "Note Purchase Agreement"), reasonably satisfactory to us and covering the matters expressly referred to herein and covering such other matters as we may reasonably request (collectively, the "Definitive Documents") and satisfaction of the other conditions precedent set out in the attached Summary of Terms and Conditions (the "Summary of Terms and Conditions").

         The Commitment is not assignable by you. Nothing in this letter (the "Bridge Commitment Letter"), expressed or implied, shall give any person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this Bridge Commitment Letter.

         The Company agrees to indemnify and hold the Indemnified Parties, as defined in Exhibit A hereto, harmless to the extent set forth in Exhibit A to this Bridge Commitment Letter and, upon demand from time to time, to reimburse DLJ Bridge for all reasonable out-of-pocket costs, expenses and other payments, including but not limited to reasonable

Mr. David McDowell
Medaphis Corporation
Page 2                                                      December 15, 1997


legal fees and disbursements incurred or made in connection with the Commitment, and the preparation, execution and delivery of the Definitive Documents (not to exceed in aggregate $350,000), regardless of whether or not the Definitive Documents are executed.

         The Company hereby represents that (a) all information, other than Projections (as defined below), which has been made available to DLJ Bridge by the Company or any of its representatives in connection with the transactions contemplated hereby (together with information hereafter made available, the "Information") has been reviewed and analyzed by the Company and, as supplemented as contemplated by the next sentence, is (or will be, in the case of Information made available after the date hereof) complete and correct in all material respects when taken as a whole and does not (or will not, as the case may be) contain when taken as a whole any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were or are made, and (b) all financial projections concerning the Company and its subsidiaries that have been or are hereafter made available to DLJ Bridge by the Company or any of its representatives in connection with the transactions contemplated hereby (the "Projections") have been (or will be, in the case of Projections made available after the date hereof) prepared in good faith based upon reasonable assumptions. The Company agrees to supplement the Information and Projections from time to time until the completion of the Refinancing so that the representation and warranty in the preceding sentence is correct on the Issuance Date.

         This Bridge Commitment Letter and the attached Summary of Terms and Conditions set forth the entire understanding of the parties as to the scope of the Commitment and DLJ Bridge's obligations thereunder. The Commitment will expire at 11:59 PM New York City time on December 15, 1997 unless accepted prior to such time. The Commitment will also expire at the earlier of (i) the Refinancing without the issuance of any Bridge Notes; (ii) the commencement by the Company of the marketing of any securities for which Donaldson Lufkin & Jenrette Securities Corporation ("DLJSC") is not exclusive agent, sole initial purchaser or sole underwriter; (iii) 5:00 PM New York City time on December 31, 1997 if the Refinancing has not occurred by such time; or (iv) 5:00 PM New York City time on March 31, 1998.

         This Bridge Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York as applied to contracts made and performed within such state, without giving effect to the principles of conflicts of laws thereof. To the fullest extent permitted by applicable law, each of the parties hereto hereby irrevocably submits to the jurisdiction of any New York State court or Federal court sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of the Commitment and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Each of the parties hereto waives to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

         Except as required by law, this Bridge Commitment Letter, the Summary of Terms and Conditions and all information given to DLJ by the Company, unless publicly available or otherwise available to DLJ without restriction or breach of any confidentiality agreement, will be held by DLJ in confidence and will not be disclosed to anyone other than DLJ's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.

Mr. David McDowell
Medaphis Corporation
Page 3                                                      December 15, 1997



         Please indicate your acceptance of the Commitment and your agreement to the matters contained in this Bridge Commitment Letter by executing this document and returning it to us prior to the time of expiration set forth above.


                                             Sincerely,

                                             DLJ Bridge Finance, Inc.

                                             /s/ Paul Thompson, III
                                             ------------------------------
                                             By:    Paul Thompson, III
                                             Title: Chief Operating Officer

Accepted and Agreed to this
December 15, 1997

Medaphis Corporation

/s/ David E. McDowell
------------------------------------
By:    David E. McDowell
Title: Chairman and Chief Executive
       Officer

                         SUMMARY OF TERMS AND CONDITIONS
                         -------------------------------

         Set forth below is a summary of the terms of the Bridge Notes and the conditions to the obligation of DLJ Bridge to purchase Bridge Notes. Capitalized terms used herein and not otherwise defined have the meaning set forth in the Bridge Commitment Letter to which this Summary of Terms and Conditions is attached and of which it forms a part.

                           SENIOR SECURED INCREASING RATE NOTES

ISSUER:                    The Company.

ISSUE:                     Senior Secured Increasing Rate Notes (the "Bridge
                           Notes").

USE OF PROCEEDS:           Proceeds will be used (i) to consummate the
                           Refinancing and (ii) to provide liquidity for near term working capital and other general corporate needs of the Company.

PRINCIPAL AMOUNT:          Up to $210,000,000.

PRICE:                     100% of principal amount.

DRAWDOWNS:                 The Bridge Notes may be issued, at the Company's
                           option, in up to four (4) tranches in minimum denominations of $5,000,000 (or larger integral multiples of $1,000,000) upon two (2) business days' prior written notice to DLJ Bridge, provided however that: (i) the funding of the first drawdown shall (a) be of a sufficient amount to consummate the Refinancing in full and (b) occur on December 23, 1997 or another mutually satisfactory date on or prior to December 31, 1997, (ii) the total drawdowns are not to exceed an aggregate of $210,000,000, and
                           (iii) no drawdowns shall take place after the Expiration Date (as defined below). As used herein, the term "Issuance Date" means the funding date of the first drawdown.

INTEREST RATE:             Interest  shall be payable at the prime rate (as
                           defined below) plus a spread (the "Spread"). The
                           Spread will initially be 250 basis points. If the Bridge Notes are not retired in whole by the end of the first six month period following the Issuance
                           Date, the Spread will increase by 100 basis points and shall continue to increase by an additional 50 basis points at the end of each subsequent three month period for so long as any Bridge Notes are outstanding. For purposes of this Summary of Terms and Conditions, the "prime rate" means the prime or reference rate as announced from time to time by The
                           Bank of New York.

Maturity:                  The Bridge Notes will mature on April 1, 1999.

Mandatory Redemption:      The Company will redeem the Bridge Notes with,
                           subject to certain agreed exceptions, (i) the net proceeds from the issuance of any debt or equity securities or other indebtedness by the Company or any of its subsidiaries (the "Permanent Financing") or (ii) the net proceeds from asset sales by the Company or any of its subsidiaries, in each case at par plus accrued interest, provided, that the redemption price shall be one hundred three percent
                           (103.0%) of par (with such premium being credited against any fees under the Engagement Letter) plus accrued interest if the Bridge Notes are redeemed with or in anticipation of funds raised by any means other than a transaction in which DLJSC has acted as exclusive agent, sole initial purchaser or sole underwriter to the Company and its subsidiaries unless DLJSC has refused to do so.

INTEREST PAYMENTS:         Interest on the Bridge Notes will be payable in cash,
                           quarterly in arrears.

OPTIONAL REDEMPTION:       The Bridge Notes will be callable, in whole or in
                           part, upon not less than 10 days' written notice, at the option of the Issuer, at any time at par plus accrued interest to the redemption date; provided, that the redemption price shall be one hundred three percent (103.0%) of par (with such premium being credited against any fees under the engagement letter) plus accrued interest if the Bridge Notes are refunded (whether at the time of redemption or maturity) with or in anticipation of funds raised by any means other than operations or a transaction in which DLJSC has acted as exclusive agent, sole initial purchaser or sole underwriter to the Company and its subsidiaries unless DLJSC has refused to do so.

SECURITY:                  The Bridge Notes and guarantees described below will
                           be secured by a perfected first priority lien on all existing tangible and intangible assets (other than leasehold interests and other exceptions reasonably satisfactory to DLJ Bridge) of the Company and its domestic subsidiaries and a pledge of the stock of all domestic subsidiaries of the Company subject to permitted liens; provided that (i) no UCC financing statement filings shall be required To be made prior to the Issuance Date and (ii) on the Issuance Date perfection will only be required to the extent obtainable under the UCC. Mortgages on real estate and security interests in fixtures will be granted and perfected after closing upon request of DLJ
                           Bridge. Cash management service providers will be entitled to share ratably in collateral (up to $3.0 million) subject to voting control by DLJ Bridge.

GUARANTEES:                Each domestic subsidiary of the Company shall issue a
                           senior secured guarantee in favor of the holders of the Bridge Notes.

RIGHT TO RESELL BRIDGE
NOTES:                     DLJ Bridge shall have the absolute and unconditional
                           right to resell Bridge Notes in compliance with
                           applicable law to any third party.
REPRESENTATIONS AND
     WARRANTIES:           The Note Purchase Agreement will contain
                           representations and warranties (subject to appropriate materiality carve-outs) to DLJ Bridge and holders of the Bridge Notes which are usual and customary for transactions of this nature, including but not limited to: (i) Existence and Power; (ii)
                           Authorization, Execution and Enforceability of
                           Material Agreements; (iii) Governmental
                           Authorization; (iv) Non-Contravention of Laws or
                           Material Agreements; (v) Financial Information; (vi)
                           Absence of Undisclosed Materially Adverse Litigation;
                           (vii) Taxes; (viii) Subsidiaries; (ix) Not an
                           Investment Company; (x) ERISA; (xi) Environmental;
                           (xii) Permits; (xiii) Leases; (xiv) Full Disclosure;
                           (xv) Capitalization; (xvi) Solicitation; Access to
                           Information; (xvii) Absence of Any Undisclosed
                           Liabilities; (xviii) Historical and Pro Forma
                           Financial Statements; (xix) No Material Adverse
                           Change; (xx) Lien Perfection and Priority; and (xxi)
                           Governmental Regulations.

COVENANTS:                 The Note Purchase Agreement will contain usual and
                           customary covenants for securities of this nature including covenants with respect to (i) Furnishing of Information; (ii) Use of Proceeds; (iii) Wholly Owned
                           Subsidiaries; (iv) Restrictions on Indebtedness; (v)
                           Restrictions on Dividends and Redemptions and Repayment of Subordinated Debt or Pari Passu Debt;
                           (vi) Restrictions on the Sale of Assets (except for sale/leaseback reasonably acceptable to DLJ Bridge and sales for fair market value in cash); (vii)
                           Restrictions on Business


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

                           Activities; (viii) Restrictions on Transactions with Affiliates (other than subsidiaries); (ix) Restrictions on Merger or Consolidation (other than inter-company transactions); (x) Restrictions on Liens; (xi) Refinancing of Bridge Notes (including providing such equity of the Company as is needed in order to facilitate such refinancing); (xii) Restrictions on Investments and Acquisitions; (xiii) Restrictions on Settlement of Class Action Securities Litigation with Cash (other than insurance proceeds and previously disclosed settlements); and (xiv) Additional Covenants which will include quarterly interest coverage, debt/EBITDA and minimum net worth maintenance covenants (but no other financial covenants) based on at least a 10% variance from $75 million EBITDA case previously delivered to DLJ by the Company. Compliance with the financial covenants shall be determined from unaudited management financial statements prepared in the ordinary course of business following the conclusion of each fiscal quarter.

EVENT OF DEFAULT:          An Event of Default (as defined for the Bridge Notes)
                           will include but not be limited to: (i) the failure of the Company to pay principal on the Bridge Notes when due; (ii) the failure of the Company to pay interest or fees on the Bridge Notes and the continuance of such failure for 5 business days;
                           (iii) the failure of the Company or any of its subsidiaries to comply with any other provision, condition, covenant, promise, warranty or representation in the Note Purchase Agreement or the Bridge Notes, provided that in certain cases such failure continues for 30 days after written notice;
                           (iv) a default under any instrument or instruments governing indebtedness of the Company or any of its subsidiaries when such default continues beyond any applicable grace period and allows the holders of such indebtedness to cause or causes such indebtedness to become due prior to its stated maturity or failure to pay any such indebtedness at its stated maturity, in each case in respect of indebtedness in an aggregate principal amount exceeding a threshold amount to be agreed; (v) final judgments aggregating (to the extent not covered by insurance) in excess of a threshold amount to be agreed rendered against the Company or any of its subsidiaries and not discharged or stayed within 30 days (other than judgements implementing previously disclosed or otherwise permitted settlements); (vi) certain events of bankruptcy, insolvency or reorganization with respect to the Company or any of its subsidiaries; (vii) material misrepresentations in the Note Purchase Agreement; (viii) unenforceability of any Guarantee; (ix) certain defaults related to collateral; (x) certain ERISA defaults; or (xi) Change of Control of the Company
                           (to be defined in a manner reasonably satisfactory to the Issuer and DLJ Bridge).

                           In case an Event of Default shall occur and be continuing, the holders of a majority in aggregate principal amount of the Bridge Notes then outstanding, by notice in writing to the Company may declare the principal of and all accrued interest on all Bridge Notes to be due and payable immediately. If an Event of Default specified in clause (vi) occurs, the principal of and accrued interest on the Bridge Notes will be immediately due and payable without any declaration or other act on the part of the holders of the Bridge Notes. An acceleration notice may be annulled and past defaults (except for monetary defaults not yet cured) may be waived by the holders of a majority in aggregate principal amount of the Bridge Notes.

                           If an Event of Default shall occur and for as long as such Event of Default shall be continuing, DLJ Bridge shall have the right to appoint one (1) representative to participate in all meetings of the Company's Board of Directors provided, however, that such right shall terminate if DLJ Bridge no longer retains at least

                           50% of the outstanding Bridge Notes and provided further such participation shall be limited to the extent necessary to protect the Company's attorney-client privilege unless the DLJ Bridge representative is willing and able to become a member of the Board of Directors of the Company.

DEFEASANCE PROVISION:      None.

EXPIRATION DATE:           The obligation of DLJ Bridge to purchase Bridge Notes
                           will expire upon the earliest of (i) the Refinancing without the issuance of any Bridge Notes, (ii) the commencement by the Company of the marketing of any securities for which DLJSC is not exclusive agent, sole initial purchaser or sole underwriter; (iii)
                           December 31, 1997 if the Refinancing has not occurred by such time; or (iv) March 31, 1998.

GOVERNING LAW:             New York.

                             NOTE PURCHASE AGREEMENT

         The Commitment of DLJ Bridge to purchase the Bridge Notes will be subject to the execution of definitive documentation including a definitive securities purchase agreement (the "Note Purchase Agreement") which will contain the terms and conditions set forth herein and such other conditions precedent, covenants, representations, warranties, events of default and other provisions as are customary for financings of this kind.

CONDITIONS TO FUNDING:     The initial funding of the Bridge Notes (but not the
                           effectiveness of the Note Purchase Agreement) will be subject to satisfaction of the following conditions precedent:

                           (i) After giving effect to the initial funding, the Company shall have no indebtedness for borrowed money other than the Bridge Notes. In addition, the Company will have capital leases not in excess of $16.2 million and other debt not in excess of $2.0 million;

                           (ii) DLJ Bridge has been provided with business and financial information concerning the Company and with certain limited information regarding tax, legal and environmental diligence. The results of the due diligence investigations of DLJ Bridge to date (which have been substantial) is satisfactory. DLJ Bridge shall have completed its business, financial, tax, legal and environmental due diligence investigations of the Company (including, without limitation, confirmation of (i) forecast EBITDA for the quarter ended, December 31, 1997, (ii) the status of the pending settlement of class action securities litigation and (iii) the availability in a timely manner of 1993 and 1994 financial statements for use in connection with refinancing of the Bridge Notes) and the results of such investigations shall be satisfactory to DLJ Bridge. DLJ Bridge agrees to use its reasonable best efforts to complete all such business, financial, tax, legal and environmental due diligence by December 17, 1997. This condition shall be deemed satisfied or waived upon the completion of such due diligence unless (i) any information submitted to DLJ Bridge is inaccurate, incomplete or misleading in any respect reasonably determined by DLJ Bridge to be materially adverse or (ii) any change occurs, or any additional information is disclosed to or discovered by DLJ Bridge which DLJ Bridge reasonably deems materially adverse in respect of the condition (financial or otherwise), business, assets, liabilities, properties, results of operations, Projections or prospects of the Company and its subsidiaries, taken as a whole;

                           (iii) Receipt of consolidated financial statements of the Company including balance sheets and income and cash flow statements as of the end of and for each of the fiscal years ended December 31, 1995 and 1996 and the nine months ended September 30, 1997 (which shall not differ materially from the information supplied to date to DLJ Bridge), audited by independent public accountants of recognized national standing and prepared in conformity with GAAP, together with the report thereon, all of which shall be satisfactory to DLJ Bridge in all respects in their sole discretion;

                           (iv) The corporate, tax, capital and ownership structure (including articles of incorporation and by-laws), shareholders agreements and management of the Company shall be consistent with that previously described to DLJ Bridge or otherwise reasonably satisfactory to DLJ Bridge in all respects;

                           (v)      Satisfactory completion of all loan
                                    documentation and other documentation
                                    relating to the Bridge Notes in form and substance satisfactory to DLJ Bridge and in compliance with all applicable laws and regulations;

                           (vi) Receipt of all governmental, shareholder and third party consents, and approvals, if any, necessary or desirable in connection with the Bridge Notes and the related financings and other transactions contemplated hereby and expiration of all applicable waiting periods without any action being taken by any competent authority that could restrain, prevent or impose any materially adverse conditions on the Bridge Notes or such other transactions or that could seek or threaten to restrain, prevent or impose any materially adverse conditions on any of the foregoing, and no law or regulation shall be applicable which in the judgment of DLJ Bridge could reasonably be expected to have any such effect;

                           (vii) DLJ Bridge shall have received reasonably satisfactory opinions of counsel to the Company as to the transactions contemplated hereby (including compliance with all applicable securities laws), and such corporate resolutions, certificates and other documents as DLJ Bridge shall reasonably request;

                           (viii) A letter (the "Engagement Letter") shall have been executed between the Company and DLJSC engaging DLJSC as exclusive investment banker to the Company for a period of three years from the Issuance Date; and

                           (ix) Absence of any disruption or adverse change in the financial or capital markets generally which could reasonably be expected to materially adversely affect the purchase of the Bridge Notes or the refinancings thereof.

                           The funding of each issuance of Bridge Notes will be subject to the following conditions precedent:

                           (i) Except as disclosed in writing to DLJ Bridge or in any 10-K or 10-Q of the Company prior to December 15, 1997, absence of any material adverse change in the business, condition (financial or otherwise), operations, performance, properties,
                                    Projections or prospects of the Company and its subsidiaries taken as a whole since September 30, 1997;

                           (ii) Except as disclosed in writing to DLJ Bridge or in any 10-K or 10-Q of the Company prior to December 15, 1997, absence of any action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality that purports to affect the Commitment or the Bridge Notes or any of the other transactions contemplated hereby, that could reasonably be expected to have a material adverse effect on the Commitment or the Bridge Notes or any of the other transactions contemplated hereby, or that could reasonably be expected to have a material adverse effect on the property, financial condition, operations, Projections, prospects or business of the Company and its subsidiaries taken as a whole;

                           (iii) Absence of any Event of Default or event that, with notice and/or the passage of time, could become an Event of Default and accuracy of all representations and warranties in all material respects;

                           (iv) All fees and expenses due to DLJ Bridge in connection with the purchase of the Bridge Notes or to DLJSC as set forth in the Engagement Letter or otherwise shall have been paid in full;

                           (v) The Guarantees shall be in full force and effect and DLJ Bridge shall have received executed Bridge Notes and customary drawdown certificates from the Company in connection with each drawdown; and

                           (vi) Unless the Synthetic Leases shall have theretofore been refinanced or are to be refinanced with the proceeds of such takedown, there shall remain the lesser of $10.0 million and a sufficient unused amount of the commitment to refinance the same.

                                    EXHIBIT A

         In consideration of the commitment given by DLJ Bridge Finance, Inc., a Delaware corporation ("DLJ Bridge"), to the Company (the "Indemnifying Party") pursuant to the Bridge Commitment Letter between the Company and DLJ Bridge of which this Exhibit is a part (such Bridge Commitment Letter, together with all Exhibits attached thereto, is referred to herein as the "Commitment"), the Indemnifying Party agrees to indemnify and hold harmless DLJ Bridge, its affiliates, and each person, if any, who controls DLJ Bridge, or any of its affiliates, within the meaning of the Securities Act of 1933, as amended (the "Act") or the Securities Exchange Act of 1934, as amended (a "Controlling Person"), and the respective partners, agents, employees, officers and directors of DLJ Bridge, its affiliates, and any such Controlling Person (each an "Indemnified Party" and collectively, the "Indemnified Parties" or the "DLJ Bridge Group"), from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reasonable costs of investigating, preparing or defending any such claim or action, whether or not DLJ Bridge Group is a party thereto) arising out of, or in connection with any activities contemplated by, the Commitment or any other services rendered in connection therewith, including, but not limited to, losses, claims, damages, liabilities or expenses arising out of or based upon any untrue statement or any alleged untrue statement of a material fact or any omission or any alleged omission to state a material fact in any of the disclosure or offering or confidential information documents (the "Disclosure Documents") pertaining to any of the transactions or proposed transactions contemplated by the Commitment, including any eventual resale or refinancing of any Bridge Notes (as defined in the Commitment), provided that the Indemnifying Party will not be responsible for any claims, liabilities, losses, damages or expenses to the extent they are determined by final judgment of a court of competent jurisdiction to result from DLJ Bridge Group's gross negligence, willful misconduct or bad faith. The Indemnifying Party also agrees that DLJ Bridge Group shall have no liability (except for breach of provisions of the Bridge Commitment Letter for which this Exhibit A is a part) for claims, liabilities, damages, losses or expenses, including legal fees, incurred by the Indemnifying Party except to the extent they are determined by final judgment of a court of competent jurisdiction to result from DLJ Bridge Group's gross negligence, willful misconduct or bad faith.

         In case any action shall be brought against DLJ Bridge Group with respect to which indemnity may be sought against the Indemnifying Party under this agreement, DLJ Bridge Group shall promptly notify the Indemnifying Party in writing and the Indemnifying Party shall, if requested by DLJ Bridge or if the Indemnifying Party desires to do so, assume the defense thereof, including the employment of counsel reasonably satisfactory to DLJ Bridge and payment of all reasonable fees and expenses. The failure to so notify the Indemnifying Party shall not affect any obligations the Indemnifying Party may have to DLJ Bridge Group under the Commitment or otherwise unless the Indemnifying Party is materially adversely affected by such failure. DLJ Bridge Group shall have the right to employ separate counsel in such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of DLJ Bridge Group, unless: (i) the Indemnifying Party has failed to assume the defense and employ counsel reasonably satisfactory to DLJ Bridge or (ii) the named parties to any such action (including any impleaded parties) include DLJ Bridge Group and the Indemnifying Party, and DLJ Bridge Group shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Indemnifying Party, in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such action or proceeding on behalf of such Indemnified Party, provided, however, that the Indemnifying Party shall not, in connection with any one such action or proceeding or separate but substantially similar or related actions or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be responsible hereunder for the reasonable fees and expenses of more than one such firm of separate counsel, in addition to any local counsel, which counsel shall be designated by DLJ Bridge. The Indemnifying Party shall not be liable for any settlement of any such action effected without the written consent of the Indemnifying Party (which shall not be unreasonably withheld) and the Indemnifying Party agrees to indemnify and hold harmless DLJ Bridge Group from and against any loss or liability by reasons of settlement of any action effected with the consent of the Indemnifying Party. In addition, the Indemnifying Party will not, without the prior written consent of DLJ Bridge, settle or compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened action, claim, suit or proceeding in respect to which indemnification or contribution may be sought hereunder (whether or not DLJ Bridge is a party thereto) unless such settlement, compromise, consent or termination includes an express unconditional release of DLJ Bridge and the other Indemnified Parties, satisfactory in form and substance to DLJ Bridge, from all liability arising out of such action, claim, suit or proceeding.

         If for any reason the foregoing indemnity is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless, then in lieu of indemnifying such Indemnified Party, the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such claims, liabilities, losses, damages, or expenses (i) in such proportion as is appropriate to reflect the relative benefits received by the Indemnifying Party on the one hand and by DLJ Bridge on the other from the Transaction contemplated by the Commitment or (ii) if the allocation provided by clause (i) is not permitted under applicable law, in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party on the one hand and DLJ Bridge on the other, but also the relative fault of the Indemnifying Party and DLJ Bridge as well as any other relevant equitable considerations. Notwithstanding the provisions of this Exhibit A, the aggregate contribution of all Indemnified Parties shall not exceed the amount of fees actually received by DLJ Bridge pursuant to the Commitment. It is hereby further agreed that the relative benefits to the Indemnifying Party on the one hand and DLJ Bridge on the other with respect to any Transaction shall be deemed to be in the same proportion as (i) the total amount of the Commitment bears to (ii) the fees paid to DLJ Bridge with respect to the Commitment. The relative fault of the Indemnifying Party on the one hand and DLJ Bridge on the other shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of material fact or the omission or alleged omission to state a material fact related to information supplied by the Indemnifying Party or by DLJ Bridge and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 (f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         The indemnity, contribution and expense reimbursement obligations set forth herein (i) shall be in addition to any liability the Indemnifying Party may have to any Indemnified Party at common law or otherwise, (ii) shall survive the termination of the Commitment and (iii) shall remain operative and in full force and effect regardless or any investigation made by or on behalf of the DLJ Bridge or any other Indemnified Party.



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